Exhibit 10.5

Employment Agreement

Graeme Cooksley

In consideration of the mutual covenants and conditions contained herein, the parties intending to be legally bound, agree as follows:

Section 1

Employment

Employment – The Company hereby employees Graeme Cooksley “Employee” as President, Asia Pacific of SSA Acquisition Corporation the “Company”, subject to the terms and conditions set forth below. Effective August 1, 2000.

Term – Except as otherwise provided herein, this Agreement shall remain in effect for 1 year (the “Initial Term”) and shall be subject to the termination clause herein, be automatically renewed for successive one year periods. (The renewal term).

Section 2

Compensation and Benefits

Compensation – As compensation for Employee’s services Employee will receive

Base Salary @ USD$250,000 payable over regular pay periods

Bonus @ USD$125,000*

On-Target Earnings (OTE) of $375,000

*Definition of Bonus Calculation:

$3l,250 Annual Total Company Operating Income Bonus- Based on achieving 100% of Total Company Operating Profit. Payment: Within 30 days of the close of the fiscal year-end audit.

$31,250 Annual Regional Operating Income Bonus- Based on achieving 100% of Regional Operating Profit. Payment: Within 30 days of the close of the fiscal year-end audit.

$31,250 Quarterly Regional Operating Income Bonus, $7,820 per Quarter- Based on achieving 100% of the Quarterly Regional Opening Profit. Payment: Within 30 days of the close of the quarterly audit.

$31,250 Quarterly Discretionary Performance Bonus, $7,820 per Quarter – Quarterly discretionary bonus paid on the MBO to be defined within the next 30 days. MBO to include variables based on collections and AR day sales outstanding.

Overage/Underage Provision – Quarterly Operating Income Bonus will be paid for achievement of 70% - 115% on a pro-rata basis with a look-back provision. Annual Operating Income bonus, will be paid for achievement beginning at 70% on a pro-rata basis with no cap on over-achievement.

Car Allowance – USD $2,000 per month

Pension Program – To continue as currently structured as a percentage of the on target earnings.

Equity – You will be eligible for equity subject to Board Approval.

Benefits - Employee will be eligible to participate in all Company benefit plans on the same terms as any other employee. Based on the Pacific Plan.

Duties – Employee will devote his full business time and attention and best efforts to the affairs of the Company and Employee shall not engage in any other business duties or pursuits or render any services of a professional nature to any other entity or person, without the prior written consent of the Company.

Section 3

Termination

Termination for Cause – The Company shall have the right at any time, exercisable upon 10 days’ written notice, to terminate Employee’s employment for “Cause”. “Cause shall mean (1) gross negligence or wilful misconduct by Employee in the performance of Employee’s obligations hereunder, (2) material breach of any provision of this Agreement and, if such breach is susceptible to cure, such breach is not cured within 10 days of written notice to Employee, (3) felony conviction, (4) fraud, embezzlement or any other illegal or wrongful conduct substantially detrimental to the Company, (5) intentionally imparting material confidential information relating to the Company other than in the course of Employee’s duties. Upon termination for Cause, Employee shall be entitled to receive Base Salary, unpaid accrued vacation and benefits through the effective date of the termination.  No other payments or compensation of any kind will be paid.

Resignation – Employee may resign and terminate his employment at any time by giving 30 days’ written notice. Employee will receive the same payment as outlined in Termination for Cause.

Termination Due to Death or Disability – This agreement shall automatically terminate upon Employee’s death. In addition, if Employee is unable to perform his duties by reason of any mental or physical disability or incapacity for a period of 90 consecutive days, the Company may terminate his employment upon 30 days’ written notice. Employee will receive the same payment as outlined in Termination for Cause except as otherwise provided under the Company’s Disability plan.

Termination Without Cause; Resignation With Good Reason – The Company shall have the right, exercisable upon 10 days’ prior written notice, to terminate Employee’s employment under this Agreement for any reason or for no reason, at any time. The Employee shall have the right, execisable upon 10 days’ prior written notice, to terminate his employment under this Agreement for “Good Reason”. “Good Reason” shall mean any of the following actions by the Company: (l) material reduction in Employee’s title or responsibilities, (2) material breach by the Company of any provision of this Agreement and, if such breach is susceptible to cure, such breach is not cured within 10 days of written notice to the Company. If Employee is terminated without Cause or resigns with Good Reason, Employee will be entitled to receive base salary, unpaid accrued vacation and benefits for the greater of 12 months or the minimum statutory obligations per Australian law and no other payments of any kind.

Section 4

Certain Agreements

Confidentiality – Employee acknowledges that the Company owns and will own and has developed and will develop proprietary information concerning its business and its customers and clients (“Proprietary Information”). Such Proprietary Information includes, among other things, trade secrets, financial information, product plans, customer lists, marketing plans, systems, manuals, training materials, forecasts, inventions, improvements, ideas, know-how and other intellectual property. Employee shall, at all times, both during employment by the Company and thereafter, keep all Proprietary Information in confidence and trust and will not use or disclose any Proprietary Information without the written consent of the Company, except as necessary in the ordinary course of Employee’s duties. Employee shall keep the terms of this Agreement in confidence and trust and shall not disclose such terms.

Company Property –Employee recognizes that all Proprietary Information, however stored or memorialized, and all identification cards, keys, access codes, marketing materials, documents, records and other equipment or property which the Company provides are the sole property of the Company. Upon termination Employee shall (1) refrain from taking any such property from the Company’s premises and (2) return any property in Employee’s possession.

Assignment of Inventions to the Company – Employee will promptly disclose to the Company all improvements, inventions, formulas, ideas, works of authorship, processes, computer programs, know-how and trade secrets developed, whether or not patentable, made or conceived or reduced to practice or developed by Employee, either alone or jointly with others, during his employment or using the Company’s equipment, supplies, facilities or trade secret information (collectively, “Inventions”). All Inventions, and other intellectual property rights shall be the sole property of the Company and shall be “works made for hire.” Employee hereby assigns to the Company any rights Employee may have or acquire in all Inventions and agrees to perform, during and after employment with the Company, at the Company’s expense, all acts reasonably necessary by the Company in obtaining and enforcing intellectual property rights with respect to such Inventions. Employee hereby irrevocably appoints the Company and its officers and agents as Employee’s attorney-in-fact to act for and in Employee’s name and stead with respect to such Inventions.

Non-Solicitation of Other Employees and Agents – For a period of 18 months after termination hereof, Employee will not encourage, solicit, induce, or attempt to encourage, solicit or induce any other employee or any independent contractor, agent or representative of the Company to leave his/her employment or terminate his/her relationship with the Company.  In addition for a period of 18 months after termination hereof, Employee will not hire or attempt to hire any person who is an employee, contractor, agent or representative of the Company at such time or who has been an employee, contractor, agent or representative of the Company at any time within six month preceding such time.

Non-Solicitation of Customer, Clients, and Suppliers. For a period of 18 months after termination hereof, Employee will not, directly or indirectly, (1) solicit, divert or attempt to solicit or divert, on behalf of any other business competitive with the Company, any customer or client of the Company, or any prospective customer or client of the Company, at the time of, or within one year prior to, termination hereof, or (2) interfere with any business relationship between the Company and any business which supplies products or services to the Company.

Covenant Not to Compete – For a period of 18 months after termination hereof, Employee will not own, manage, participate in, become employed by or be connected in any manner with any business that competes with the Company in the development, production, marketing or servicing of any service or product (1) with which Employee was involved in the course of Employee’s employment or (2) of which Employee has gained knowledge in the course of Employee’s employment.  Employee acknowledges that the Company conducts or will conduct its operations throughout the United States and worldwide and that Employee therefore shall not, during the period specified above, engage in such competitive conduct anywhere in the world.  Notwithstanding the foregoing, Employee may beneficially own publicly traded securities representing not more than 2% of any business that competes with the Company.

Remedies – Employee recognizes that irreparable harm would result from any breach by Employee of the covenants in this Section 4 and that monetary damages alone would not provide adequate relief, and therefore, Employee acknowledges that in such case injunctive relief its proper, in addition to any other relief the Company may seek.  In the event the Company brings an action to enforce any provision of this Article 4, the non-prevailing party shall pay to the prevailing party all costs and expenses, including attorneys’ fees, which the prevailing party incurs in such action.

Section 5

Miscellaneous Provisions

Severability – The parties agree that it is not their intention to violate any public policy or statutory or common law.  If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be judicially declared to be invalid, unenforceable, void or voidable, such decision will not have the effect of invalidating, voiding or rendering voidable the remainder of this Agreement.

Governing Law – This Agreement shall be governed by and construed and enforced in accordance with the laws Australia without regard to its principles of conflicts of laws.

Employee has read this Agreement carefully and understands and accepts the obligations which it imposes upon Employee without reservation.  No other promises or representations have been made to Employee to induce Employee to sign this Agreement.  Employee is signing this Agreement voluntarily and freely.

COMPANY:		EMPLOYEE:

SSA Acquisition Corporation

By:	/s/ Victor Shepherd	/s/ Graeme Cooksley

Title:	CEO

Dated:	4-1-01